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                                                                   EXHIBIT 10.11

                             (1) CHRISTOPHER ROLING

                                   -- AND --

                             (2) GETTY IMAGES, INC.

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                              EMPLOYMENT AGREEMENT
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                             DATED 15 DECEMBER 1998
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THIS AGREEMENT is made the fifteenth day of December 1998

BETWEEN:

     (1) CHRISTOPHER ROLING of 9 Sherbrook Rise, Wilmslow, Cheshire, SK9 2AX ("the Executive") and

     (2) GETTY IMAGES, INC. whose registered office is at 101 Bayham Street, London, NW1 0AG ("the Company").

     WHEREBY it is agreed as follows:--

1.   DEFINITIONS & INTERPRETATION

     1.1 In this Agreement the following expressions shall unless the context otherwise requires bear the following meanings:--

"the Act"                    the Employment Rights Act (1996)

"Associated Company"         any company which for the time being is:
                             (a) a holding company (as defined in Section 736 of the Companies Act 1985) of the Company; and/or
                             (b) a subsidiary (as defined in Section 736 of the Companies Act 1985) of any such holding company
                             (other than the company) or of the Company; and/or
                             (c) any other company on behalf of which the Executive carries out duties at the request of the Company

"Group Operating Profit"     operating profit before interest currency losses or
                             gains and tax

"Intellectual Property"      rights in or to patents industrial designs
                             copyright trade secrets know-how and trademarks and any other intangible property created through the application of intellect to technical or commercial matters and capable of proprietary distinction and definition

"Chief Executive Officer
  (CEO)" Jonathan Klein or whosoever is appointed in his place by the Company

"The Stock Exchange"         The International Stock Exchange of the United
                             Kingdom and the Republic of Ireland Limited

     1.2 Any reference in this Agreement to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended modified extended or re-enacted whether before or after the date of this Agreement and to all statutory instruments orders and regulations for the time being made pursuant to it or deriving validity from it.

     1.3 Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders and words denoting persons shall include bodies corporate unincorporated associations partnerships and individuals.

     1.4 Unless otherwise stated references to clauses, sub-clauses, paragraphs and sub-paragraphs relate to this Agreement.

     1.5 Clause headings do not affect the interpretation of this Agreement.

2.   APPOINTMENT

     2.1 The Company shall employ the Executive and the Executive shall serve the Company as Chief Financial Officer (CFO) commencing on a date to be agreed and shall continue thereafter until this Agreement is terminated in accordance with Clause 11 hereof or by either party giving to the other not less than six calendar months' notice.

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3.   DUTIES OF EMPLOYMENT

     3.1 The Executive shall unless prevented by ill health or other incapacity devote the whole of his time and attention to the performance of his duties hereunder and shall faithfully and diligently exercise such powers and perform such duties in relation to the Company or any Associates Company as may from time to time be vested in or assigned to him by the CEO at such place or places as the CEO shall determine and shall obey and comply with all proper orders and directions from time to time given or made by the CEO. The Executive's normal place of work shall be 101 Bayham Street, London, NW1 0AG or such other place as the Company shall reasonably require. The Executive may be required to travel on business from time to time subject to Clause 6.1.

     3.2 If the Company requires the Executive to work at a place which would reasonably oblige the Executive to move permanently from his then normal place of residence, the Company shall reimburse the Executive (on production of the necessary receipts or vouchers) for all removal and relocation expenses directly and reasonably incurred as a result of the Company's requirements in accordance with the Company's then current policy for relocation of executives.

     3.3 The Executive's hours of work are the normal hours of the Company being 9.15am to 5.15pm Monday to Friday each week together with such additional hours as may be necessary properly to fulfil his duties.

4.   SALARY

     4.1 The Company shall pay to the Executive a salary at the rate of L135,000 (one hundred and thirty five thousand pounds) per annum such salary to be reviewed in April 2000 and annually thereafter, and to accrue from day to day and to be payable by monthly instalments in arrears on or before the last working day of each calendar month.

     4.2 The annual increase to the Executive's annual gross salary is at the discretion of the CEO and/or Board of Directors, however, the prevailing annual base salary cannot be reduced.

     4.3 The Company shall if it deems it necessary to do so, in accordance with the Company's disciplinary procedure, be entitled to suspend the Executive but shall during such suspension continue to pay the Executive in accordance with the provisions of this Clause.

5.   BONUS SCHEME AND SHARE OPTIONS

     5.1 The Executive shall be entitled to participate in an annual bonus scheme, the details of which are to be agreed between the Executive and the CEO. Such bonus to be a maximum of up to 60% of the Executive's gross annual salary and a minimum of 20% of the Executive's gross annual salary, and to be a mixture of the achievement of agreed personal performance targets and Getty Images financial targets, unless otherwise agreed in writing by both parties. A proportion of the bonus will be paid in the Executive's first year, depending on the commencement date. Any bonus payable under this scheme will be effected in the month immediately following the Getty Images, Inc. annual accounts being finalised. The bonus scheme will be reviewed annually.

     5.2 The Executive shall be eligible to receive 60,000 Getty Images Share Options upon joining the Company. Share options are granted under the rules of the Getty Images Stock Incentive Plan, a copy of which will be sent separately.

     5.3 Future annual share options will be granted under the rules of the Getty Images Stock Incentive Plan (or any subsequently amended plan) and are at the discretion of the CEO but will not be less than a grant amount of 15,000 (fifteen thousand) shares (or the minimum amount specified in a subsequently revised Getty Images Stock Incentive Plan if greater than 15,000 shares per annum).

     5.4 If there is a generally applicable award of options or restricted shares to senior executives of Getty Images other than the annual award of options, the Executive shall participate in such award(s) on terms consistent with Getty Images' then current practices and with awards made to other senior executives.
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6.   EXPENSES

     6.1 The Company shall reimburse to the Executive, subject to the Executive producing proper receipts or vouchers, all travelling hotel entertainment and out of pocket expenses which may reasonably and properly be incurred in the performance of the Executive's duties pursuant to this Agreement.

     6.2 The Company shall provide a fully expensed car purchased from new to a maximum value of L35,000 which the Executive may use for business and personal purposes. Should the Executive choose to receive cash in lieu of a car, the annual increase to salary will be L8,000.

     6.3 The Company shall provide a car parking space, free of charge, near to the place of work at 101 Bayham Street, London, NW1 0AG

     6.4 The Company shall provide fully furnished living accommodation suitable for the Executive for the duration of six months from the date of commencement of employment. The Company will be responsible for the payment of all proper outgoings on the premises including rent, ground rent, maintenance and repairs, and the Executive will be responsible for the payment of all other reasonable expenses incurred, including but not limited to gas, electricity and water bills and community charge.

     6.5 The Company shall reimburse to the Executive, subject to the Executive producing proper receipts, a maximum of L4,000 relocation fees which may reasonably be incurred when the Executive establishes a permanent place of residence in the transfer from the Executive's current place of residence.

     6.6 The Company shall reimburse to the Executive any properly substantiated financial penalties (not to exceed L12,500 in total) associated with the early redemption of the current mortgage on his existing residence.

     6.7 The Company shall reimburse to the Executive costs associated with the preparation of his annual US and UK personal tax returns by PriceWaterhouseCoopers (not to exceed L1,500 per annum).

     6.8 On an annual basis, the Company will pay for one home leave airfare for economy-class fully-flexible return tickets for the Executive and his dependent direct family members between the UK and the US. Home leave will be defined as holiday taken in the Executive's home country and is optional. Whenever possible, home leave should be taken in conjunction with a business trip to the US.

7.   PENSION AND ADDITIONAL BENEFITS

     7.1 The Company shall make a contribution equivalent to 10% of the Executive's annual gross salary to a private pension scheme or to the company pension scheme effective from the Executive's commencement date, as the Executive so chooses. If the Executive chooses to join the company pension scheme, the Executive will contribute 2% of the Executive's annual gross salary and be able to make additional voluntary contributions through the Salary Sacrifice Scheme. A summary of the benefits of the company pension scheme, including Life Insurance Benefits and Long Term Incapacity Benefits, can be found in the enclosed booklet "Your Pension and Employee Benefit Plan." Life Insurance Benefits and Long Term Incapacity Benefits are provided in the company pension scheme, should the Executive choose to join, or can be organised through separate arrangement. The Executive's Life Insurance Benefits will be four times his pensionable salary.

     7.2 The Executive and his spouse and children shall be entitled to private medical cover under the Company's Executive Healthcare Scheme.

8.   HOLIDAYS

     8.1 The Executive shall be entitled in addition to UK public holidays to 25 working days holiday in every calendar year taken at such time or times as may be agreed between the Executive and the CEO.

     8.2 For the holiday year commencing January 1999 the Executive will be entitled to such proportion of his annual holiday entitlement as is equal to the proportion of that holiday year during which the Executive is employed by the Company.
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     8.3 The Executive may with the prior written consent of the company carry forward any unused part of his holiday entitlement to a subsequent holiday year. Holidays not taken in any calendar year and not carried forward will be lost.

     8.4 The Executive's entitlement to holiday shall accrue pro rata through each year of the appointment under this Agreement.

     8.5 In the event of termination of his employment for whatever reason, the Executive shall be entitled to pay in lieu of outstanding holiday entitlement. The Executive will be required to repay the Company any holiday taken in excess of his actual pro rata entitlement.

9.   SICKNESS

     9.1 If the Executive shall be absent from duty or otherwise unable fully to perform his duties under this Agreement due to sickness or injury the Company shall continue to pay the Executive in respect of such absence such payment to be inclusive of his entitlement to any statutory sick pay to which the Executive may be entitled.

     9.2 The Executive shall report or cause to be reported any such absence as soon as possible to the Company and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner's certificate on the eighth day and weekly thereafter. Immediately following his return to work after a period of absence of less than seven days, the Executive shall complete a self-certification form available from the Company detailing the reason of his absence when required by the Company furnish the Company with evidence satisfactory to it of the reasons for any absence from duty sickness injury or other disability of the Executive.

     9.3 If the Executive does not return to or is otherwise unable to perform his duties under this Agreement for an aggregate of 9 months in any period of 12 consecutive calendar months the Company may terminate the employment of the Executive under this Agreement forthwith on a date not more that twenty eight days after the end of the last of such 9 months in which event the Company shall pay to the Executive a sum equal to 6 months salary from the date of such termination.

10. PATERNITY LEAVE

     Paternity Leave is provided by the Company.

11. TERMINATION

     The Company may terminate summarily the employment of the Executive under this Agreement without payment in lieu of notice:--

     11.1 If the Executive shall have committed any serious breach or repeated or continued (after warning) any material breach of any of the terms of this Agreement;

     11.2 If the Executive shall (whether or not in the course of his employment) have been guilty of gross misconduct or conduct likely to bring the business of the Company or any Associated Company into disrepute or of conduct calculated or likely to prejudice the interests of the Company or any Associated Company;

     11.3 If the Executive shall have committed any act of bankruptcy or made any composition or entered into any Agreement with his creditors generally;

     11.4 If the Executive shall have been convicted of any criminal offence punishable by a term of imprisonment.

     11.5 The Company shall have the right lawfully to terminate this Agreement with immediate effect by giving notice of such termination and by paying to the Executive, in lieu of salary and other benefits pursuant to this Agreement, an amount equal to the basic salary which the Executive would have earned from then until the first date upon which his employment could, apart from this Clause 11.5, have been lawfully terminated together with a further sum equivalent to the value of benefits to which the Executive would have been
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entitled during such period. The Executive has no duty to mitigate severance benefits by finding alternative employment, nor shall amounts he earns from other employment be offset against these benefits. Any such payment to the Executive will be subject to tax and other statutory deductions required from time to time.

     11.6 If this Agreement is terminated by notice given by either party to the other, whether pursuant to Clause 2.1 or otherwise, or if the Executive wishes to resign with immediate effect but the Company refuses to accept such resignation and requires the due period of notice to be given by the Executive, then:

             11.6.1 the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide work for the Executive [but the Company may at its discretion provide suitable work for the Executive to be undertaken at the Executive's home and the Company may require the Executive to carry out special duties or projects]; and

             11.6.2 the Company may at any time or from time to time during such notice period deny the Executive access to any premises of the Company; and

             11.6.3 salary and all benefits will not cease to be payable or available to the Executive by reason only of that exclusion of the Executive from any premises of the Company until the expiry of such notice period.

     11.7 On the termination of this Agreement for whatever reason the Executive shall:

             11.7.1  comply with the provision of Clause 13.1

             11.7.2 immediately deliver to the company or to its order all books, documents, papers (including copies) plan, prototypes, computer software materials, keys and other property of or relating to the business of the Company or its Associates Companies then in his possession or which are or were last under his power or control.

     11.8 The Executive shall not at any time after termination of this Agreement wrongfully represent himself as being employed by or connected in any way with the Company or any Associated Company.

12. RESTRICTIONS ON ACTIVITIES DURING EMPLOYMENT

     The Executive shall not during the continuance of his employment hereunder without the written consent of the Company be engaged or interested either directly or indirectly in any capacity in any other trade business or occupation whatsoever, provided that this provision shall not prohibit the Executive being interested as a bona fide investor in any securities of any company listed or dealt in on The Stock Exchange, the Unlisted Securities Market of The Stock Exchange or any other recognised securities market provided that such interest (together with that of his family being his spouse and children under the age of 18) shall not exceed 5% of those securities.

     The Company has agreed that this does not preclude the Executive from his work as an author, lecturer and creative expert, which shall be limited to 15 working days in any twelve calendar month period, unless otherwise agreed by both parties in writing.

13. CONFIDENTIALITY

     13.1 The Executive shall not during the continuance of his employment hereunder or at any time thereafter use other than for the benefit of the Company or any Associated Company nominated by the Company or as required by law disclose or make accessible to any other person firm or company any of the confidential information trade secrets formulae or methods of doing business of the Company or any Associated Company or its or their customers and other business associates. This restriction shall cease to apply to information or knowledge which may legitimately come into the public domain.

14. INTELLECTUAL PROPERTY

     14.1 If the Executive shall while employed by the Company discover or create any Intellectual Property whether alone or jointly with others which is connected with or which in any way affects or relates to the
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business of the Company or of any Associated Company or is capable of being used or adapted for use therein or in connection therewith she shall forthwith disclose it to the Company and subject to the rights of the Executive under the Copyright, Designs and Patents Act 1988 such Intellectual Property shall belong to and be the absolute property of the Company or such Associated Company as the Company may nominate.

     14.2 The Executive shall be entitled to a non-exclusive right to use, at all times, such Intellectual Property belonging to the Company pursuant to Clause 14.1.

     14.3 The Executive if and whenever required so to do (whether during or after the termination of this Agreement) shall at the expense of the Company (or its nominee) apply or join in applying or assist the Company to apply for letters patent design registration or other similar protection in the United Kingdom or any other part of the world for any such Intellectual Property and execute instruments and do all things necessary for vesting the said letters patent or other similar protection when obtained and all right title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as may the Company shall require.

     14.4 The Executive hereby agrees that neither during the currency of this Agreement nor subsequently will he do any act or thing which may prejudice the application for the grant or the validity of any patent design right or other monopoly right in any Intellectual Property which is the property of the Company or any Associated Company.

15. CONSEQUENCES OF TERMINATION

     UPON the termination of this Agreement howsoever arising:--

     15.1 such of the provisions of this Agreement as are expressed to have effect after termination shall do so but without prejudice to any rights or remedies of the parties whether accrued or arising on termination; and

     15.2 the provisions of Clause 13 and 14 of this Agreement relating to Confidentiality and Intellectual Property shall bind the Executive's personal representatives.

16. RESTRICTIONS ON TERMINATION

     The Executive covenants with the Company that he will not for the period of twelve months after ceasing to be employed under this Agreement without the prior written consent of the Company in connection with the carrying on of any business in competition with the business of visual content of the Company on his own behalf or on behalf of any person firm or company directly:

     16.1 seek to procure orders from or do business with any person firm or company who has at any time during the twelve months immediately preceding such cessation done business with the Company.

     Provided that nothing in this Clause shall prohibit the seeking or procuring of orders or the doing of business not relating or similar to the business of the Company described above.

17. RECONSTRUCTION OR AMALGAMATION

     If before the expiration of this Agreement the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation for a period not less than the unexpired term of this Agreement and on terms and conditions not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of such liquidation.

18. NOTICES

     Any notice to be given hereunder shall be in writing and shall be sufficiently served if sent or delivered in the case of the Company to its registered office for the time being and in the case of the Executive to her in person or to her usual or last known place of residence and may be sent by prepaid post or delivered by hand

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and proof of dispatch by one of these methods shall be deemed to be proof of receipt in the case of notices sent by first class prepaid post within the United Kingdom forty-eight hours after the time of posting and otherwise in the normal course of delivery.

     No form of notice by electronic means, cable or telex will be acceptable.

19. DISCIPLINARY AND GRIEVANCE PROCEDURES

     19.1 The Executive is subject to the Company's disciplinary rules and disciplinary procedures. These rules and procedures are non-contractual and may be varied by the Company from time to time.

     19.2 If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the directors of the Company for resolution.

20. INDEMNIFICATION

     To the fullest extent permitted by law and Getty Images' by laws, the Company shall indemnify the Executive (including advancement of expenses) for any judgements, fines, amounts paid in settlement and reasonable expenses, including solicitor's fees, incurred by the Executive in connection with the defence of any lawsuit or other claim to which he is made party by reason of being an officer, director, or employee of Getty Images or its associated companies.

21. PREVIOUS AGREEMENTS

     This Agreement supersedes all or any previous contract of service between the company or any subsidiary or Holding Company and the Executive and any such contracts shall be deemed to have been terminated by mutual consent as from the date on which his employment hereunder shall commence.

22. STATUTORY STATEMENT

     The information contained herein and in the schedule constitutes a written statement of the terms of employment of the Executive in compliance with the provisions of the Act.

23. LAW

     This Agreement is governed by and shall be construed in accordance with the laws of England.

     IN WITNESS whereof the Company and the Executive have executed and delivered this Agreement as a deed on the date first stated above.

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                                  THE SCHEDULE

     In accordance with the Employment Rights Act 1996 the following terms of the Executive's employment apply on the date of the Agreement to which this is a schedule.

1.   COMMENCEMENT OF EMPLOYMENT

     To be agreed.

2.   JOB TITLE AND SPECIFICATION

     The Executive's job title is Chief Financial Officer.

     The Executive's job specification will follow.

3.   PRINCIPAL PLACE OF WORK

     The Executive's principal place of work is 101 Bayham Street, London, NW1 0AG.

4.   DISCIPLINARY PROCEDURE

     The Executive has been notified where a copy is available for inspection of the Company's Disciplinary Procedure which may be updated from time to time by the Company.

5.   GRIEVANCE AND APPEALS PROCEDURE

     The Executive has been notified where a copy is available for inspection of the Company's Grievance Procedure which may be updated from time to time by the Company.

6.   HOLIDAY

     The Executive is entitled to 25 working days weeks holidays with pay -- see Clause 8 of the Agreement. The Executive's entitlement to holiday will accrue pro rata through each calendar year or part thereof of employment.

     On the cessation of employment for whatsoever reason an adjustment shall be made to the final payment of salary to the Executive by way of additional payment of salary in respect of holidays accrued if appropriate.

7.   REMUNERATION

     See Clause 4.

8.   HOURS OF WORK

     The hours of work will be from 9.15 am to 5.15 pm, Monday to Friday, and any such hours as may be necessary or required from time to time.

9.   SICKNESS OR INJURY

     See Clause 9.

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10. NOTICES

     See Clause 18.

EXECUTED AND DELIVERED as a
deed by GETTY IMAGES, INC.
acting by
(a director)
and
(a director / secretary)

SIGNED AND DELIVERED as a deed
by the said Christopher J Roling
in the presence of

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